Exhibit B

Share Purchase Agreement dated 15/03/2022

between

DD Global Holdings Ltd as “Seller”

and

Bank J. Safra Sarasin AG as “Buyer”

concerning

the sale and purchase of 10’500’000 shares in Canoo Inc.

Share Purchase Agreement

Table of Contents

1.	Definitions	4
2.	Sale and Purchase of Shares	6
3.	Consideration	6
3.1	Purchase Price	6
3.2	Payment of the Purchase Price	6
4.	Conditions Precedent to Closing	6
4.1	Conditions to the Obligations of all Parties	6
5.	Actions Prior To and Post Closing	7
5.1	Conduct of Business and Cooperation	7
5.2	Filings and Submissions	7
6.	Closing	7
6.1	Date and Place	7
6.2	Closing Actions by Seller	7
6.3	Closing Actions by Buyer	8
6.4	Concurrent Closing Actions	8
7.	Representations	8
7.1	Representations of Seller	8
7.2	Representations of Buyer	8
7.3	Exclusive Representations	8
8.	Remedies in Case of Misrepresentation	9
8.1	Remedies of Buyer	9
8.2	Remedies of Seller	11
8.3	Remedies Exclusive	11
9.	Covenants	11
9.1	No Claim against Seller	11
9.2	No Claim against Buyer	12
9.3	Public Announcements	12
10.	Limitations on Seller’s Liability	12
10.1	Cap	12
10.2	Further Limitations	12
10.3	Fraud and Misconduct	13
11.	General Provisions	13
11.1	Taxes and Expenses	13
11.2	Notices	13
11.3	Confidentiality	14

Share Purchase Agreement

11.4	Relationship between the Parties	14
11.5	Entire Agreement	14
11.6	Amendments and Waivers	14
11.7	Assignment	14
11.8	No Set-Off	15
11.9	Severability	15
12.	Governing Law and Jurisdiction	15
12.1	Governing Law	15
12.2	Jurisdiction	15

Share Purchase Agreement

Table of Annexes

Annex 6.2(a): Declaration of Assignment	17
Annex 6.2(b): Share transfer instruction	18
Annex 7.1: Representations of Seller	19
Annex 7.2: Representations of Buyer	20

Share Purchase Agreement

THIS share purchase agreement (the “Agreement”) is dated 15 March 2022 and made between:

(1)	DD Global Holdings Ltd, a Cayman Islands limited company, with registered office at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Way Road, Grand Cayman, KY1-1205 Cayman Islands (the ”Seller”); and

(2)	Bank J. Safra Sarasin AG, a Swiss company limited by shares (Aktiengesellschaft; société anonyme) registered under the number CHE-105.933.773 in the commercial register of the Canton of Basel-City, Switzerland, with registered office at Elisabethenstr. 62, 4051 Basel, Switzerland (the “Buyer”).

the Seller and the Buyer together, the “Parties” and each a ”Party”.

WHEREAS

A.	The Seller owns beneficially and of record certain issued and outstanding shares (the “Shares”) in Canoo Inc. (NASDAQ: GOEV, the “Company”); and

B.	The Seller intends to sell to the Buyer 10’500’000 Shares (the “Sale Shares”) and the Buyer intends to purchase the Sale Shares from the Seller pursuant to the terms and conditions of this Agreement.

Now therefore, the Parties agree as follows:

1.	Definitions

When used in this Agreement in capitalized form, the terms set forth below shall have the following meaning:

Affiliate(s)	shall mean any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question. For purposes of this definition, control of a Person means the power, direct or indirect, to direct the management and policies of such Person, whether by contract or otherwise; in any case control by a Person on another Person is given if it holds more than 50% of the voting rights of such other Person.

Agreement	shall mean this Share Purchase Agreement, including its Recitals and any Annexes.

Annex(es)	shall mean any annex to this Agreement.

Business Day(s)	shall mean any day, other than a Saturday or a Sunday, on which the commercial banks in the cities of Zurich, Geneva and Basel, are at least partially open for business.

Share Purchase Agreement

Buyer	shall have the meaning set forth in Recital (2).

Closing	means the actions by the Seller and the Buyer required to consummate the sale of the Sale Shares as provided for by Section 6 (Closing).

Closing Date	shall mean the date on which the sale of the Sale Shares is consummated as provided for in Section 6.1 (Date and Place).

Company	shall have the meaning set forth in Recital A.

Damage(s)	shall have the meaning as set forth in Section 8.1(a) (Seller’s Right to Cure and Seller’s Liability).

Excluded Information	shall have the meaning as set forth in Annex 7.2.

Governmental Authority	shall mean any country, state, canton, county, municipality or other jurisdiction of any kind; and any governmental, administrative, tax, judicial, regulatory, quasi-governmental, governmentally recognized self-regulatory authority of any nature, including any governmental council, department, branch, agency, official, entity and any court or other tribunal.

Lien	shall mean any lien, encumbrance and other security interest, irrespective of whether such lien arises under an agreement, by operation of law or by means of a judgment or decree.

Notice of Breach	shall have the meaning set forth in Section 8.1(b) (Notice of Breach).

Party, Parties	shall have the meaning set forth in the Recitals.

Person	shall mean any natural person, corporation, limited liability company, general or limited partnership, trust, unincorporated organization, government agency or department, joint venture or any other person or entity doing business.

Purchase Price	shall have the meaning set forth in Section 3.1 (Purchase Price).

Purchase Price per Share	shall have the meaning set forth in Section 3.1 (Purchase Price).

Recital	means a recital of this Agreement.

Share Purchase Agreement

Sale Shares	shall have the meaning set forth in Recital B.

Securities Act	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Seller	shall have the meaning set forth in Recital (1).

Share(s)	shall have the meaning set forth in Recital A.

Tax(es)	shall mean all tax liabilities, including corporate or personal income taxes, social security contributions, capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding taxes, value added taxes, and all other taxes or imposts and penalty, fine, surcharge, interest charges and cost relating thereto, payable to any Governmental Authority.

Transactions	shall mean the transactions contemplated by this Agreement.

USD	shall mean United States Dollars, the lawful currency of the United States of America.

2.	Sale and Purchase of Shares

Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller, the full legal and beneficial ownership of the Sale Shares, free and clear of any Lien, but with all rights to receive in full all profits, earnings related to any period, and all rights to any dividends and/or other distributions not made at the date of this Agreement.

3.	Consideration

3.1	Purchase Price

The aggregate purchase price payable by the Buyer shall be USD 68’565’000 for all the Sale Shares (the ”Purchase Price“), i.e. USD 6.53 per Sale Share (the ”Purchase Price per Share“), payable at Closing.

3.2	Payment of the Purchase Price

The Purchase Price shall be due and payable by the Buyer to the Seller in cash in USD at Closing, without any deductions or set-off, by wire transfer in immediately available funds (valuta may be up to T+2) to the bank account in the name of the Seller held with the Buyer with the reference number 6304912.

4.	Conditions Precedent to Closing

4.1	Conditions to the Obligations of all Parties

The obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver (where so permitted) by all Parties of the following conditions precedent:

Share Purchase Agreement

(a)	all necessary regulatory approvals or notifications to the relevant regulatory authorities, including but not limited to the approval of the Committee on Foreign Investments in the United States (CFIUS), represented by the U.S. Department of Defense (DoD), the U.S. Department of Treasury (Treasury) and the U.S. Department of Justice (DoJ), altogether referred to as the CFIUS Monitoring Agencies (the “CMAs”), have been obtained or made (as applicable), unconditionally, with the effect of an approval of, or clearance to, the Transactions; and

(b)	no action shall be pending and no order, injunction or decree of any competent court, administrative body or arbitration tribunal exists which seeks to enjoin, restrain, impede or levy a substantial difficulty on the consummation of the Transactions.

5.	Actions Prior To AND POST Closing

5.1	Conduct of Business and Cooperation

Unless otherwise provided herein, required to comply with applicable law or agreed in writing between the Parties, the Parties shall act in good faith vis-à-vis each other use their commercially reasonable best efforts to give full effect to the provisions of this Agreement and to consummate the Transactions as expeditiously as possible.

5.2	Filings and Submissions

(a)	If not already done so, each Party undertakes to make any required filings with Governmental Authorities as required pursuant to Section 4.1 (Conditions to the Obligations of all Parties) as soon as reasonably possible. Without limitation to the foregoing, the Seller shall make all filings required by Section 13(d) and Section 16 of the U.S. Securities Exchange Act of 1934, as amended, and the related rules and regulations thereunder

(b)	No Party shall make any filings or submissions that may directly or indirectly affect the other Party and in particular a right or obligation of the other Party under this Agreement without the prior written consent of the other Party; such consent not to be unreasonably withheld or delayed.

6.	Closing

6.1	Date and Place

(a)	The Closing shall take place remotely upon the mutual (electronic) exchange of executed copies of this Agreement as well as any Annexes on the Closing Date.

6.2	Closing Actions by Seller

Concurrently with, and in exchange for, the closing actions of the Buyer, the Seller shall at Closing:

(a)	deliver to the Buyer a duly signed declaration of assignment of the Sale Shares from the Seller to the Buyer, in the form of Annex 6.2(a); and

(b)	deliver to the Buyer a duly signed transfer instruction concerning the Sale Shares from the Seller’s custody account held with the Buyer with the reference number 6304912 to one of the Buyer’s internal custody accounts, in the form of Annex 6.2(b).

Share Purchase Agreement

6.3	Closing Actions by Buyer

Concurrently with, and in exchange for, the closing actions of the Seller, the Buyer shall at Closing:

(a)	pay the Purchase Price in accordance with Section 3.2 (Payment of the Purchase Price); and

(b)	provide the Seller with a written confirmation (e-mail sufficient) that the Purchase Price has been booked on the Seller’s bank account mentioned in Section 3.2 (Payment of the Purchase Price).

6.4	Concurrent Closing Actions

All actions to be taken and documents to be delivered by the Parties at Closing are deemed to have (i) been taken, executed and delivered simultaneously and (ii) occurred only if and when all such actions and documents have been taken, executed and delivered. In case Closing cannot be fully completed, the Parties undertake to use their commercially reasonable best efforts to unwind all Closing actions initiated or taken.

7.	Representations

7.1	Representations of Seller

Subject to the limitations set forth in Section 8 (Remedies in Case of Misrepresentation) and Section 10 (Limitations on Seller’s Liability), the Seller hereby represents and warrants to the Buyer that the representations and warranties set forth in Annex 7.1 (Representations of Seller) are true and accurate in all material respects as of the Closing Date.

7.2	Representations of Buyer

Subject to the limitations set forth in Section 8 (Remedies in Case of Misrepresentation) and Section 10 (Limitations on Seller's Liability), which shall both apply mutatis mutandis to the Buyer, the Buyer hereby represents and warrants to the Seller that the representations and warranties set forth in Annex 7.2 (Representations of Buyer) are true and accurate in all material respects as of Closing Date.

7.3	Exclusive Representations

(a)	Each Party acknowledges and agrees that, other than as provided in Annex 7.1 (Representations of Seller) and Annex 7.2 (Representations of Buyer), the other Party has not made, and does not make, and has not relied and does not rely on, any representation, express or implied, relating to the subject matter of this Agreement.

(b)	Except for claims brought against the Seller under Section 7.1 (Representations of Seller) and in Annex 7.1 (Representations of Seller), the Seller shall not be liable to the Buyer for claims asserted by the Buyer against the Seller under or in connection with a breach of representations or warranties.

(c)	For the avoidance of doubt, nothing in this Section 7.3 (Exclusive Representations) shall be construed as a limitation of the representations and warranties expressly made by the Parties in Annex 7.1 (Representations of Seller) and in Annex 7.2 (Representations of Buyer).

Share Purchase Agreement

8.	Remedies in Case of Misrepresentation

8.1	Remedies of Buyer

(a)	Seller’s Right to Cure and Seller’s Liability

With respect to a misrepresentation notified by the Buyer to the Seller pursuant to Section 8.1(b) (Notice of Breach), the Seller shall have the right within 30 (thirty) Business Days after receipt of the respective Notice of Breach, to bring the Buyer in the same financial position in which it would have been if no misrepresentation had occurred. If, and to the extent, such cure cannot be effected, or is not effected within such time period, the Seller shall be liable to the Buyer for any direct damage, expense or cost (including without limitation all reasonable legal costs and expenses, but excluding indirect, punitive and consequential damages or loss of profit; altogether hereinafter the ”Damage“) that would not have been incurred and/or suffered by the Buyer if the representations and warranties set forth in Section 7.1 (Representations of Seller) had been true, correct and accurate.

(b)	Notice of Breach

(i)	The Buyer shall deliver to the Seller a notice in writing describing the underlying facts (including if possible the estimated amount of the reasonably anticipated Damages) that could give rise to a claim or potential claim for misrepresentation in reasonable detail to the extent then known (the ”Notice of Breach“) within 20 (twenty) Business Days after the Buyer has obtained knowledge of a misrepresentation pursuant to Section 7.1 (Representations of Seller).

(ii)	Failure to give timely notice as set forth above shall not exclude the Seller’s liability related to such breach or misrepresentation, provided, however, that the Seller shall not be liable for any damage, loss, expense or cost to the extent caused or aggravated by the Buyer’s failure to give timely notice as set forth above.

(c)	Term of Representations

(i)	The representations of the Seller set forth in Section 7.1 (Representations of Seller) and in Annex 7.1 (Representations of Seller) shall expire, and any claims of the Buyer for a breach thereof shall be time-barred and forfeited 5 (five) years after Closing.

(ii)	If a Notice of Breach is notified to the Seller within the applicable time period set forth in Section 8.1(c)(i) (Term of Representations) then the survival period applicable to the claim described in such Notice of Breach shall cease to run and survive the applicable time period set forth in Section 8.1(c)(i) (Term of Representations), provided that such claim shall be precluded and forfeited if the Buyer does not commence formal proceedings against the Seller with respect to such claim in accordance with Section 12.2 (Jurisdiction) within 18 (eighteen) months from the Buyer’s respective Notice of Breach.

Share Purchase Agreement

(d)	Third Party Claims

(i)	In case of any claim brought or threatened by a third party (including Governmental Authorities), against the Buyer, which may qualify as a breach of a representation (the ”Third Party Claim“), the Buyer shall to the extent permitted by law and regulations (including director’s fiduciary duties and banking secrecy) oppose such claim, except if, to the extent legally possible and after the Seller having confirmed in writing to the Buyer that the Seller shall to the extent the claim relates only to the Sale Shares fully indemnify the Buyer for the Damage related to such Third Party Claim, the Seller notifies the Buyer within 20 (twenty) Business Days after having been notified in writing by the Buyer of the Third Party Claim that it elects to defend such Third Party Claim through its own legal counsel (which shall be a reputable firm qualified for the matter in dispute) and at its own expense and, if legally possible, in its own name, such Third Party Claim.

(ii)	If the Seller elects to defend such Third Party Claim, the Buyer shall, at the prior written request of the Seller and at Seller’s cost, use its commercially reasonable best efforts in assisting the Seller in the defense of such Third Party Claim, including by promptly providing to the Seller access to the representatives of the Buyer and its Affiliates under its control (as far as possible under any applicable rules on data protection, professional and customer secrecies) reasonably necessary to defend such Third Party Claim, and by promptly providing all other support, in relation to such Third Party Claim as requested by the Seller to the extent reasonably necessary to assist the Seller in evaluating or defending such claim; the Buyer shall also have the right to participate in the defense of such Third Party Claim at its own cost and expenses. The Seller shall use its commercially reasonable best efforts to procure that such Third Party Claim is opposed and defended in good faith and in a diligent and cost-efficient manner by way of using commercially reasonable best efforts with a view to opposing such Third Party Claim. The Seller shall keep the Buyer informed of the material developments in the defense of the Third Party Claim and shall instruct its legal counsel to provide the Buyer and its legal counsel with all relevant information regarding the proceedings in relation to such Third Party Claim as the Buyer or its legal counsel may reasonably request (subject to confidentiality laws).

Share Purchase Agreement

(iii)	If the Seller does not elect to assume the defense of a Third Party Claim pursuant to Section 8.1(d)(i) (Third Party Claims) or is not permitted to do so under applicable law, the Buyer shall to the extent permitted by law and regulations (including director’s fiduciary duties and banking secrecy) oppose such Third Party Claim with the Buyer’s legal counsel. The Seller shall use its commercially reasonable best efforts in assisting the Buyer in the defense of such Third Party Claim at the Seller’s own cost and expenses, including by promptly providing to the Buyer all documentation and access to the representatives of the Seller and its Affiliates under its control (as far as possible under any applicable rules on data protection, professional and customer secrecies), reasonably necessary to defend such Third Party Claim, and by promptly providing all other support, in relation to such Third Party Claim as requested by the Buyer to the extent reasonably necessary to assist the Buyer in evaluating or defending such claim. The Buyer shall use its commercially reasonable best efforts to procure that such Third Party Claim is opposed and defended in good faith and in a diligent and cost-efficient manner by way of using commercially reasonable best efforts with a view to opposing such Third Party Claim. The Buyer shall keep the Seller informed of the material developments in the defense of the Third Party Claim and shall instruct its legal counsel to provide the Seller and its legal counsel with all information regarding the proceedings in relation to such Third Party Claim as the Seller or its legal counsel may reasonably request (subject to confidentiality laws).

(iv)	The Buyer and the Seller shall not settle any such Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

8.2	Remedies of Seller

The provisions of Section 8 (Remedies in Case of Misrepresentation) and of Section 10 (Limitations on Seller’s Liability) shall apply (directly or mutatis mutandis) with respect to any misrepresentation by the Buyer in Section 7.2 (Representations of Buyer) and liability of the Buyer.

8.3	Remedies Exclusive

The remedies in this Section 8 (Remedies in Case of Misrepresentation) for breach of representations pursuant to Section 7 (Representations) shall be in lieu of, and not in addition to, the remedies provided for by applicable laws. All other remedies, including, but not limited to, the right to rescind this Agreement following Closing, shall not apply and are hereby explicitly waived and excluded to the greatest extent permissive under applicable law.

9.	Covenants

9.1	No Claim against Seller

Except as based on any contractual obligations set forth in this Agreement and subject to the completion of Closing, the Buyer:

(i)	shall not make any claim or recourse whatsoever against the Seller or its Affiliates; and

(ii)	shall procure that its Affiliates shall not make, any claim or recourse whatsoever against the Seller or the Affiliates of the Seller.

Share Purchase Agreement

9.2	No Claim against Buyer

Except as based on any contractual obligations set forth in this Agreement and subject to the completion of Closing, the Seller:

(i)	shall not make any claim or recourse whatsoever against the Buyer or its Affiliates; and

(ii)	shall procure that its Affiliates shall not make, any claim or recourse whatsoever against the Buyer or the Affiliates of the Buyer.

9.3	Public Announcements

Except as provided in this Agreement and subject to mandatory law, in particular publications required by applicable laws and regulations, press releases by either Party in connection with this Agreement shall only be made after the Closing and with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

10.	Limitations on Seller’s Liability

10.1	Cap

The Seller’s liability for claims asserted by the Buyer against the Seller for breach of representations or warranties of the Seller set forth in Section 7.1 (Representations of Seller) and in Annex 7.1 (Representations of Seller) shall in no event exceed 100% of the Purchase Price (the ”Cap”).

10.2	Further Limitations

(a)	The Seller’s liability for claims asserted by the Buyer against the Seller for breach of representations or warranties pursuant to Section 7 (Representations) shall be excluded or reduced, as the case may be, if, and to the extent:

(i)	the Buyer has failed to mitigate the Damage; or

(ii)	the Buyer, any of its Affiliates, has recovered from a third party (including an insurer (less costs and deductibles)) any costs, expenses or damages with respect to the asserted claim.

(b)	If the Seller pays to the Buyer any amount in respect of any claim asserted by the Buyer against the Seller under this Agreement and the Buyer, any of its Affiliates, subsequently recover from any third party (including insurers (after the applicable costs and deductibles)) or any Governmental Authorities a sum referable to such claim, the Buyer shall repay to the Seller such amount.

Share Purchase Agreement

10.3	Fraud and Misconduct

All the limitations set forth in this Section 10 (Limitations on Seller’s Liability) shall not apply in case of fraud or wilful intent of the Seller.

11.	General Provisions

11.1	Taxes and Expenses

(a)	Unless provided otherwise herein, each Party shall bear all Taxes, costs and expenses incurred by it in connection with the negotiation, execution and consummation of this Agreement or for which it is statutorily liable.

(b)	For the avoidance of doubt, any Swiss securities transfer tax (i.e. stamp tax) to which the Seller may be subject to shall be borne exclusively by the Seller.

11.2	Notices

All notices, requests or other communications to be given to any Party under or in connection with this Agreement shall be made in writing and shall be delivered by (i) registered mail (return receipt requested), or (ii) an internationally recognized courier, such as Federal Express, DHL or UPS, or (iii) email to the following addresses:

If to the Seller:	DD Global Holdings Ltd Attn: Vivian Yi Gu Rm 1204-1207, 12F Shui On Centre 6-8 Harbour Road, Wan Chai Hong Kong with a copy to: vivian.yi.gu@foxmail.com with a copy to (for information purposes only):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

Attn: Richard Chang, Esq.

Suite 2101, Building C, Yintai Center,
#2 Jianguomenwai Ave., Chaoyang District Beijing 100022,

P.R. China

rchang@gunder.com

If to the Buyer	Bank J. Safra Sarasin AG Attn: Patrick Mathieu Elisabethenstrasse 62 4051 Basel Switzerland with a copy to: patrick.mathieu@jsafrasarasin.com; and patrick.gribi@jsafrasarasin.com
with a copy to (for information purpose only):	gillian.arnold@jsafrasarasin.com; and nicolas.walon@jsafrasarasin.com or such other address as any of the Parties may notify to the other Party in accordance with the above.

Notices shall be in English and deemed received upon delivery of a registered letter, courier or email as set forth above.

Share Purchase Agreement

11.3	Confidentiality

Each Party undertakes to keep, and shall procure that its Affiliates, and its and their employees, representatives, and advisors keep, in strict confidence the existence and content of this Agreement, the Transactions and all information and documents received from the other Party; except to the extent (i) disclosure is required by applicable mandatory laws and regulations, (ii) necessary in a proceeding brought by a Party in pursuit of its rights hereunder, (iii) the information is disclosed on a strictly confidential basis by a Party to its professional advisers or auditors, (iv) the information is disclosed by a Party on a strictly confidential basis to an Affiliate of such Party, or (v) such information becomes known to the public without any fault of, or breach of any confidentiality undertaking by, the disclosing Party

11.4	Relationship between the Parties

This Agreement shall not be interpreted or construed to create any association, joint venture, agency relationship, or partnership between the Parties and that neither Party has agreed to act together as a group with respect to the voting or investment power over any Sale Shares (or Shares in general that are sold, and that the Buyer shall solely have such voting or investment power).

11.5	Entire Agreement

This Agreement, including its Annexes, constitutes the entire understanding between the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreement between the Parties relating thereto.

11.6	Amendments and Waivers

This Agreement (including this provision) may only be modified or amended by a document signed by all Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

11.7	Assignment

(a)	Except as specifically provided otherwise in this Agreement, no Party may assign this Agreement nor any right or obligation hereunder without the prior written consent of the other Party which shall not be unreasonably withheld or delayed, except for the assignment of rights and obligations by the Buyer as security to any bank(s) or financial institution(s) lending money or making other banking facilities available to the Buyer for the acquisition of the Sale Shares, which assignment, however, shall only become effective upon payment of the Purchase Price in accordance with this Agreement.

Share Purchase Agreement

(b)	Notwithstanding anything to the contrary contained in this Agreement, following the Closing, the Buyer shall have the right to assign all, or a portion of, its rights, claims, obligations and duties under this Agreement to any of its Affiliates, provided, however, that the Buyer shall remain liable for the proper performance of the obligations and duties under this Agreement by any such assignee.

11.8	No Set-Off

No Party may set off any claim or payment under or in connection with this Agreement with any counterclaim.

11.9	Severability

If any provision, or portion of provision, contained in this Agreement is invalid or unenforceable, the remaining provisions, or the remaining portion of such provision, shall remain in full force and effect. Instead of the invalid provision, a rule shall apply that achieves as closely as possible the intention of the Parties in drafting the invalid provision.

12.	Governing Law and JURISDICTION

12.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland, excluding its rules on conflict of laws and excluding international treaties (in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980; CISG; SR 0.221.221.1).

12.2	Jurisdiction

Any dispute, controversy, or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, as well as the place of debt collection, shall be subject to the exclusive jurisdiction of the competent courts in the City of Geneva, Switzerland. The Buyer shall also have the right to refer any legal action against the Seller to any other court of competent jurisdiction.

Signatures on the next page.

Share Purchase Agreement

The signature page for the Share Purchase Agreement between DD Global Holdings Ltd and Bank J. Safra Sarasin AG for the sale and purchase of 10’500’000 shares in Canoo Inc.

DD Global Holdings Ltd as Seller

/s/Pak Tam Li

Name: Pak Tam Li Title: Director	Name: Title:

Bank J. Safra Sarasin AG as Buyer

/s/ Patrick Mathieu	/s/ Nicole Wahl

Name: Patrick Mathieu Title: Managing Director	Name: Nicole Wahl Title: Director

Annex 6.2(a): Declaration of Assignment

Annex 6.2(a):
Declaration of Assignment

Annex 6.2(a): Share transfer instruction

Annex 6.2(A):
Share transfer instruction

Annex 7.1: Representations of Seller

Annex 7.1:
Representations of Seller

1.	General

(a)	The Seller is the sole legal and beneficial owner of the Sale Shares which are free and clear of any Lien.

(b)	On the Closing Date, the Seller will have complete and unrestricted power to sell the Sale Shares as contemplated by this Agreement. Unrestricted ownership and title to the Sale Shares will be effectively transferred to the Buyer on the Closing, including any rights to any dividends not yet paid, free and clear of any Lien.

(c)	The Sale Shares are validly issued and fully paid in. No share certificate representing the Sale Shares has been issued to the Seller or any of its Affiliates or to the Seller’s knowledge, to any third party.

(d)	The Seller will not engage in the Transactions while being aware of any material non-public information of the Company in a manner that would contravene any applicable US or other securities laws or regulation.

2.	Capacity and Authority

(a)	The Seller is duly incorporated and validly existing and has the full power, authority, right and all necessary approvals to carry out its business and to execute and consummate this Agreement. In particular, the Seller has the right and capacity to execute this Agreement and to perform its obligations thereunder and this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms; subject to applicable bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights generally. The execution of this Agreement does not violate the articles of incorporation or constitutional documents of the Seller.

(b)	Except as set forth in this Agreement, no consents are required from any Governmental Authority, governing body of the Seller, or third party (including any shareholders or creditors of the Seller) for the execution of this Agreement and the consummation of the Transactions.

(c)	The board of directors or any other competent governing of the Seller has duly approved the sale of the Sale Shares to the Buyer and the terms and conditions of this Agreement.

(d)	There are no actions, suits or proceedings pending or threatened in writing against the Seller before any court, arbitral tribunal or administrative board seeking to hinder the consummation of the Transactions.

3.	Tax Matters

The Seller has had an opportunity to review with the Seller’s tax advisers any applicable Swiss or foreign tax consequences of the Transactions contemplated by this Agreement. The Seller is relying solely on such advisers and not on any statements or representations of the Buyer or any of its agents. The Seller understands and acknowledges that the Seller (and not the Buyer) shall be responsible for the Seller’s tax liability and any related interest and penalties that may arise as a result of the Transactions contemplated by this Agreement.

Annex 7.2:
Representations of Buyer

Annex 7.2:
Representations of Buyer

1.	Capacity and Authority

(a)	The Buyer is duly incorporated and validly existing and has the full power, authority, right and all necessary approvals to carry out its business and to execute and consummate this Agreement.

(b)	Except as set forth in this Agreement, no consents are required from any Governmental Authority, governing body of the Buyer, or third party (including any shareholders or creditors of the Buyer) for the execution of this Agreement and the consummation of the Transactions.

(c)	This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms; subject to applicable bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights generally.

(d)	There are no actions, suits or proceedings pending or threatened in writing against Buyer before any court, arbitral tribunal or administrative board seeking to hinder the consummation of the Transactions.

2.	Accredited Investor

The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.	Restricted Shares

The Buyer understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the holding period for the Shares, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation and may not be able to satisfy. The Buyer represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.	No General Solicitation.

Neither the Buyer, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

5.	No Reliance.

(a)	The Buyer (i) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, and (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the Transactions.

(b)	The Buyer has independently, and without reliance upon the Seller or any of its Affiliates, and based on such information as it has deemed appropriate, made its own analysis and decision to purchase the Shares pursuant to the terms of this Agreement. The Buyer acknowledges that the Seller and its Affiliates may be in possession of material non-public information not known to the Buyer (the “Excluded Information”). The Buyer agrees that neither the Seller nor its Affiliates shall be obligated to disclose any Excluded Information or have any liability to the Buyer with respect to any such non-disclosure.

(c)	The Buyer understands that the Seller will rely on the accuracy and truth of the foregoing representations in 5(a) and (5(c), and the Buyer hereby consents to such reliance. The Buyer hereby waives and irrevocably releases any and all claims and causes of action now or hereafter arising against the Seller or its Affiliates based upon or relating to such non-disclosure and further covenants not to sue the Seller or their Affiliates or any of their respective directors, officers, employees, agents for any loss, damage or liability arising from or relating to the Share purchase as per this Agreement. The Buyer understands that the Seller is relying on this representation in entering into this Agreement and would not do so in the absence of this representation.

6.	Brokers

The Buyer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement whose fees, commissions or expenses would be payable by the Seller.

7.	Tax Matters

The Buyer has had an opportunity to review with the Buyer’s tax advisers any applicable Swiss tax consequences of the transactions contemplated by this Agreement. The Buyer is relying solely on such advisers and not on any statements or representations of the Seller or any of its agents. The Buyer understands and acknowledges that the Buyer (and not the Seller) shall be responsible for the Buyer’s tax liability and any related interest and penalties that may arise as a result of the Transactions contemplated by this Agreement.

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